SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ________________

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  LODGIAN, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Delaware                                     52-2093696
------------------------------------           ---------------------------------
      (State of incorporation                  (IRS Employer Identification No.)
           organization)

  3445 Peachtree Road, N.E., Suite
          700, Atlanta, GA                                   30326
------------------------------------           ---------------------------------
  (Address of principal executive                         (Zip Code)
             offices)

If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box. [ ]              check the following box. [X]

Securities Act registration statement file number to which this form relates:
N/A
---

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                 Name of exchange of which
      to be so registered                 each class is to be registered
      -------------------                 ------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                     --------------------------------------
                                (Title of Class)

               Series A Preferred Stock, par value $.01 per share
               --------------------------------------------------
                                (Title of Class)

                                Class A Warrants
                                ----------------
                                (Title of Class)

                                Class B Warrants
                                ----------------
                                (Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      On November 5, 2002, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") entered an order (the "Confirmation Order") confirming the First Amended Joint Plan of Reorganization of Lodgian, Inc. and certain of its subsidiaries (the "Plan"). This registration statement registers under Section 12(g) of the Securities Exchange Act of 1934, as amended, (a) the common stock, par value $.01 per share ("Common Stock") of Lodgian, Inc. (the "Company"); (b) the Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") of the Company, (c) Class A Warrants to purchase shares of Common Stock, and (d) Class B Warrants to purchase shares of Common Stock.

      Pursuant to the Confirmation Order, the Bankruptcy Court approved (a) the Company's amendment (the "Certificate Amendment") to its Restated Certificate of Incorporation (as amended by the Certificate Amendment, the "Amended Certificate"), (b) the Certificate of Designation for Series A Preferred Stock of the Company (the "Certificate of Designation"), (c) the Class A Warrant Agreement between the Company and Wachovia Bank, N.A., as Warrant Agent (the "Warrant Agent") (the "Class A Warrant Agreement") and (d) the Class B Warrant Agreement between the Company and the Warrant Agent (the "Class B Warrant Agreement"). On the effective date of the Plan (the "Effective Date"), the Company's existing common stock, par value $.01 per share, was cancelled.

      Under the Restated Certificate and the Certificate of Designation, which have been filed with the Secretary of State of the State of Delaware pursuant to the Plan, the Company is authorized to issue (a) 30,000,000 shares of Common Stock, of which approximately 6,633,411 shares will be issued on or about the Effective Date and 366,589 shares will be reserved for issuance to holders of General Unsecured Claims, as such claims are allowed and (b) 10,000,000 shares of preferred stock, par value $.01 per share, of which 7,100,000 shares have been designated Series A Preferred Stock pursuant to the Certificate of Designation and of which 4,690,600 shares will be issued on or about the Effective Date and 309,400 shares will be reserved for issuance to holders of General Unsecured Claims, as such claims are allowed.

      On or about the Effective Date (a) under the terms and provisions of the Class A Warrant Agreement, the Company will issue Class A Warrants, which, in the aggregate, provide for the right to purchase, for a period of five years from the date of issuance, initially up to 1,510,638 shares of Common Stock at an exercise price of $18.29 and (b) under the terms and provision of the Class B Warrant Agreement, the Company will issue Class B Warrants, which, in the aggregate, provide for the right to purchase, for a period of seven years from the date of issuance, initially up to 1,029,366 shares of Common Stock at an exercise price of $25.44. The number of shares of Common Stock for which the Class A Warrants and the Class B Warrants are exercisable and the respective exercise prices of such warrants are subject to adjustment upon the occurrence of certain events, including, but not limited to, (i) divisions and combinations of the outstanding shares of Common Stock, (ii) certain dividends and distributions on or in respect of the outstanding Common Stock and (iii) certain issuances of Common Stock (or securities convertible into Common Stock) at a price below 90% of the then current market price of the Common Stock.

      In accordance with Section 1123(a) of the U.S. Bankruptcy Code, the Restated Certificate prohibits the issuance by the Company of any non-voting equity securities, except in certain limited situations.

      Each holder of Common Stock is entitled to attend the special and annual meetings of the Company's stockholders and to cast one vote for each outstanding share of Common Stock held upon any matter, including the election of one or more directors, properly considered and acted upon by the stockholders. The Restated Certificate does not provide for cumulative voting for the election of directors. Holders of Common Stock are entitled to receive dividends when and if declared by the Company's board of directors from funds legally available therefor and to share, on the basis of their shareholdings, in the Company's assets that are available for distribution to the Company's stockholders in the event of a liquidation. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. Shares of Common Stock issued pursuant to the Plan will be fully paid and nonassessable shares of capital stock of the Company.

      It is not presently anticipated that any dividends will be paid on the Common Stock in the foreseeable future, and certain debt instruments of the Company and its subsidiaries, as well as the Certificate of Designation, expressly limit, or may have the effect of limiting, the amount of dividends payable by the Company.

      The Series A Preferred Stock has an initial liquidation value of $25.00 per share, subject to increase as described below (the "Liquidation Value"). The dividend rate on the Series A Preferred Stock is 12.25% per annum of the then current Liquidation Value. Dividends accrue annually in arrears whether or not they have been earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends will be payable annually on the anniversary of the Effective Date (each, a "Dividend Payment Date") and will be (a) payable-in-kind for the first year following the issuance thereof, (b) payable-in-kind or cash, at the discretion of the Company's board of directors, for the second and third year following the issuance thereof, and (c) payable in cash on each Dividend Payment Date following the third year from the issuance thereof. Any cash dividends payable by the Company on any Dividend Payment Date, which are not so paid will accumulate and remain accumulated and unpaid dividends with respect to such shares until paid. The Liquidation Value will be increased by the amount of any accumulated dividends and, in the event of a liquidation or redemption, by the amount of any dividends accrued from the Dividend Payment Date immediately preceding such liquidation or redemption.

      Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any securities which are junior in priority to the Series A Preferred Stock, an amount in cash equal to the aggregate Liquidation Value of all such Series A Preferred Stock outstanding on the date of such liquidation, dissolution or winding up.

      The holders of Series A Preferred Stock have no voting rights other than those voting rights prescribed by law or set forth in the Certificate of Designation. The consent of the holders of a majority of shares of Series A Preferred Stock is required to (a) increase the authorized number of shares of Series A Preferred Stock, (b) amend, alter, change, or repeal (by merger or otherwise) any provision of the Restated Certificate or Bylaws of the Company or any terms or provisions of the Certificate of Designation so as to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, or (c) enter into a share exchange, reorganization, recapitalization or other similar transaction that affects the Series A Preferred Stock, or consolidate, merge with or into, or enter into a business combination with, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, another Person, unless (i) the entity formed by such consolidation, merger or business combination (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia, and (ii) if the Company is not the resulting entity, the shares of Series A Preferred Stock are converted into or exchanged for and become shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative rights, qualifications, limitations and restrictions that shares of the Series A Preferred Stock had immediately prior to such transaction.

      The Company, at its option, may redeem shares of Series A Preferred Stock for cash, in whole or in part, out of funds legally available therefor, at any time and from time to time during the ten year period beginning with the date of issuance of such shares at the following rates (expressed as a percentage of the then current Liquidation Value of such shares) for each twelve-month period beginning on the Effective Date or the anniversary of the Effective Date, as the case may be, in the calendar year indicated:

Year of Redemption                  Redemption Rate
------------------                  ---------------
2002                                105%
2003                                104%
2004                                103%
2005                                102%
2006                                101%
2007 and thereafter                 100%

The Company must redeem the Series A Preferred Stock on the tenth anniversary of the date of the issuance thereof.

      So long as any shares of Series A Preferred Stock remain outstanding, without the prior written consent of the holders of a majority of such outstanding shares, the Company may not, nor may it permit any subsidiary to, redeem, retire, purchase or otherwise acquire for value directly or indirectly any securities which are junior in priority to the Series A Preferred Stock or securities which are on a parity with the Series A Preferred Stock (other than upon conversion of convertible preferred stock into common stock), nor may any moneys or property be paid into or set apart, or made available for the purchase, redemption or other retirement of any such junior priority or parity securities, nor may the Company directly or indirectly pay or declare any dividend or make any distribution (either in cash or property) with respect to any such junior or parity securities (with certain exceptions as set forth in the Certificate of Designation).

      There are no preemptive, subscription or conversion rights with respect to the Series A Preferred Stock.

      The warrant agent, transfer agent and registrar for the Common Stock, Series A Preferred Stock, Class A Warrants and Class B Warrants is Wachovia Bank, N.A., Corporate Trust Group, Corporate Actions Department, 1525 West W.T. Harris Blvd., Bldg. 3C3, Charlotte, NC 28262-1153 (overnight courier) 28288-1153 (first class mail).

      Any terms used herein, that have not otherwise been defined, shall have the meanings provided therefore in the Plan.

ITEM 2. EXHIBITS.

  EXHIBIT
   NUMBER   DESCRIPTION OF EXHIBIT
  --------  ----------------------

      2.1 First Amended Joint Plan of Reorganization of Lodgian, Inc., et al., dated November 1, 2002 (Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on November 20,
            2002).

      3.1   Amendment to Restated Certificate of Incorporation of
            Lodgian, Inc.

      3.2 Restated Certificate of Incorporation of Lodgian, Inc. (Incorporated by reference to the Registrant's Registration Statement on Form S-4, as amended, filed on July 17, 1998 (SEC File no. 333-59315)).

      3.3 Amended and Restated Bylaws of Lodgian, Inc. (Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on March 9, 2000).

      4.1   Certificate of Designation for Series A Preferred Stock of Lodgian,
            Inc.

      4.2   Class A Warrant Agreement between Lodgian, Inc. and Wachovia Bank,
            N.A.

      4.3   Class B Warrant Agreement between Lodgian, Inc. and Wachovia Bank,
            N.A.

      10.1 Form of Registration Rights Agreement between Lodgian, Inc. and the other signatories thereto.

      99.1 Order Confirming the First Amended Joint Plan of Reorganization of Lodgian, Inc., et al., issued on November 5, 2002 by the United States Bankruptcy Court for the Southern District of New York (Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on November 20, 2002).

                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       LODGIAN, INC.


                                       By: /s/ Daniel E. Ellis
                                           --------------------------
                                           Name:  Daniel E. Ellis
                                           Title: Vice President and Secretary

Date: November 25, 2002

                                  EXHIBIT INDEX

Exhibit No. Description

      2.1 First Amended Joint Plan of Reorganization of Lodgian, Inc., et al., dated November 1, 2002 (Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on November 20,
            2002).

      3.1   Amendment to Restated Certificate of Incorporation of Lodgian, Inc.

      3.2 Restated Certificate of Incorporation of Lodgian, Inc. (Incorporated by reference to the Registrant's Registration Statement on Form S-4, as amended, filed on July 17, 1998 (SEC File no. 333-59315)).

      3.3 Amended and Restated Bylaws of Lodgian, Inc. (Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on March 9, 2000).

      4.1   Certificate of Designation for Series A Preferred Stock of Lodgian,
            Inc.

      4.2   Class A Warrant Agreement between Lodgian, Inc. and Wachovia Bank,
            N.A.

      4.3   Class B Warrant Agreement between Lodgian, Inc. and Wachovia Bank,
            N.A.

      10.1 Form of Registration Rights Agreement between Lodgian, Inc. and the other signatories thereto.

      99.1 Order Confirming the First Amended Joint Plan of Reorganization of Lodgian, Inc., et al., issued on November 5, 2002 by the United States Bankruptcy Court for the Southern District of New York (Incorporated by reference to the Registrant's Current Report on Form 8-K, filed on November 20, 2002).